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                                                                    EXHIBIT 10.4

                 [Preferred Employers Holdings, Inc. Letterhead]

                  __________________, 1997 [date of Prospectus]


Mr. Mel Harris
10800 Biscayne Blvd., Penthouse
Miami, FL  33161

Dear Mel:

This letter sets forth the terms of your employment as Chairman of the Board of Directors and Chief Executive Officer of Preferred Employers Holdings, Inc. (the "Company"), commencing as of the date hereof and continuing for a period of one year thereafter (the "Term"):

1. Your salary shall be $150,000 per year throughout the Term. In addition, you will receive reimbursement for all business expenses related to the Company and medical insurance and will be entitled to receive perquisites similar to perquisites made available to other senior executives of the Company.

2. Your employment will automatically renew for successive one-year periods, unless either party gives notice to the other party of its desire to terminate such employment at least 90 days before the commencement of any renewal period.

3. You hereby agree to devote such time as is necessary and, in any event, no less than 80% of your total business time, to the affairs of the Company.

4. You hereby agree that at all times while you are employed by the Company, in any capacity, and for a period of three (3) years after the date of the termination of your employment with the Company, irrespective of the manner of such termination, you will not (i) be employed or retained by, seek employment with, or serve as an employee, agent, officer, director or partner of, or as as consultant to, or directly or indirectly acquire or own in any manner an interest in (whether as owner, operator, stockholder, director, financial backer, creditor, consultant, partner, agent or otherwise), any person, firm, partnership, corporation, association, sole proprietorship or other entity which engages in competition with the Company in any and all states in which the Company and/or any of its subsidiaries conduct their respective businesses, (ii) solicit any current or previously solicited potential customer of the Company, or (iii) solicit or induce any person to leave the employ of the


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         Company to engage in activities competitive with any business of the
         Company.

We look forward to continuing our long and pleasant relationship. Please sign and return the original of this letter, retaining the copy for your files.

                                                     Sincerely,


                                                     Howard Odzer
                                                     President

Agreed and Acknowledged:

-----------------------
Mel Harris